                                                                   Exhibit 17(e)


[BULL LOGO]
Merrill Lynch Investment Managers


Annual Report
July 31, 2001


Merrill Lynch
Florida
Limited Maturity
Municipal
Bond Fund


www.mlim.ml.com


This report is not authorized for use as an offer of sale or a solicitation of an offer to buy shares of the Trust unless accompanied or preceded by the Trust's current prospectus. Past performance results shown in this report should not be considered a representation of future performance. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Statements and other information herein are as dated and are subject to change.


Merrill Lynch Florida Limited Maturity
Municipal Bond Fund of
Merrill Lynch Multi-State Limited Maturity
Municipal Series Trust
Box 9011
Princeton, NJ
08543-9011



Printed on post-consumer recycled paper

Merrill Lynch Florida Limited Maturity Municipal Bond Fund, July 31, 2001


DEAR SHAREHOLDER


The Municipal Market Environment

In recent months, investors' attention has been largely focused on weak US economic growth, volatile US equity markets, and most importantly, the Federal Reserve Board's responses to these factors. For the six-month period ended July 31, 2001, US economic growth remained weak despite repeated actions by the Federal Reserve Board to bolster US economic activity and consumer confidence. US economic activity, as measured by gross domestic product (GDP), grew 1.3% during the first quarter of 2001, while the second quarter's GDP recently was estimated at 0.7%. The Federal Reserve Board at each of its meetings this year, lowered short-term interest rates to foster greater economic growth. In the first seven months of 2001, the Federal Reserve Board lowered short-term interest rates from 6.50% to 3.75%. Lower short-term interest rates should boost economic growth by allowing businesses to finance daily operations and company expansions more easily. Lower interest rates also can reduce mortgage rates, making housing more affordable to consumers, lifting both housing and related home furnishing industries.

Despite considerable weekly and monthly volatility, fixed-income bond yields for the six months ended July 31, 2001 were little changed from their late January 2001 levels. Yields initially declined into March before rising in early May and declined again for the remainder of the July period. Citing weakening employment, declines in business investment and profits and continued modest consumer spending, the Federal Reserve Board lowered short-term interest rates on a monthly basis through April 2001. Long-term taxable fixed-income interest rates responded by declining to recent historic lows. By late March, long-term US Treasury bond yields declined approximately 25 basis points (0.25%) to 5.26%.

Initially, equity markets, especially the NASDAQ, rallied strongly expecting the Federal Reserve Board to take whatever action was necessary to restore both economic growth and corporate profitability. During late April and May 2001, many investors reallocated assets out of US Treasury securities back into equities. Corporate treasurers also issued significant amounts of taxable debt to take advantage of historically low interest rates. These higher- yielding issues helped reduce the demand for US Treasury obligations. Additionally, a strong Producer Price Index released in early May ignited smoldering inflationary fears among many investors. These investors believed that the 250 basis point decline in short-term interest rates by the Federal Reserve Board through May would eventually rekindle a strong US economy with concomitant inflationary pressures. As a result of these factors, US Treasury bond prices declined sharply and yields rose to 5.90% by mid-May 2001.

However, in early June, a report was issued stating that US manufacturing remained weak. Additionally, large numbers of US companies began to release weaker-than-expected earnings reports that pushed equity prices lower. These factors combined to renew investor demand for US Treasury issues and bond prices began to rise. The fixed-income markets continued to improve in late June and throughout July as equities remained under considerable pressure. A sizeable decline in national employment released in early July also served to emphasize the ongoing decline in economic activity despite the Federal Reserve Board's easing of monetary policy in 2001. Weak foreign economies, particularly in Japan and Argentina, also bolstered investor demand for US Treasury obligations. The resultant positive market environment saw US Treasury yields decline to end July 2001 at 5.52%, essentially unchanged from their January 2001 closing yields of 5.50%.

During the six months ended July 31, 2001, the tax-exempt bond market also reacted to both the Federal Reserve Board's monetary policy and equity market volatility. However, its reaction was far more muted both in intensity and degree. The equity market rally in April and early May, combined with the possibility that the Federal Reserve Board was close to the end of its current interest rate reduction cycle, initially pushed municipal bond yields higher. By late May, as measured by the Bond Buyer Revenue Bond Index, long-term tax-exempt bond yields rose to 5.65%, an increase of approximately 15 basis points from the end of January 2001 levels. However, during June and July 2001, both institutional and retail investor demand for tax-exempt securities significantly increased. For the remainder of the period, the municipal bond market was able to respond positively to this increased demand and long-term tax- exempt bond yields declined to 5.40% by July 31, 2001, a five basis point decline in long-term municipal bond yields from January 2001 levels.

The recent relative outperformance of the tax-exempt bond market has been particularly impressive given the dramatic increase in long- term municipal bond issuance during the six-month period ended July 31, 2001. Historically, low municipal bond yields continued to allow municipalities to refund outstanding, higher-couponed debt. Also, as yields began to rise in early April, tax-exempt issuers rushed to issue new financing, fearing higher yields in the coming months. During the past six months, almost $145 billion in long-term tax-exempt bonds was issued, an increase of more than 40% compared to the same 12-month period a year ago. During July 2001, tax-exempt bond issuance was particularly heavy with more than $75 billion in long-term municipal bonds underwritten, an increase of more than 45% compared to the same period a year ago.

Historically, early July has often been a period of weak investor demand for tax-exempt products. Seasonal tax pressures, particularly in April, often result in the liquidation of municipal securities to meet Federal and state tax payments. In recent months, there was no appreciable selling by retail accounts. However, it was recently noted that thus far in 2001, net new cash inflows into municipal bond mutual funds reached $4 billion. The same 12-month period a year ago saw net new cash outflows of more than $13 billion. This suggests that the positive technical structure of the municipal market remains intact. Also, the months of June and July have tended to be periods of strong retail demand in response to the large coupon income payments and proceeds from bond maturities and early redemptions these months generated. Analysts estimated that investors received more than $60 billion in such proceeds in June and July 2001. Given continued weak equity markets, much of these monies were reinvested in tax-exempt products, increasing an already strong demand. Additionally, short-term municipal interest rates moved lower in response to the easier Federal Reserve Board monetary policy. Seasonal tax pressures kept short-term interest rates artificially high, although not as high as in recent years. As these pressures abated, short-term municipal interest rates declined to approximately 2.5%. As interest rates declined, investors extended maturities to take advantage of the steep municipal bond yield curve. All of these factors contributed to a very positive technical environment for municipal bonds in recent months. It is likely that much of this positive environment may continue in the coming months.

Looking forward, the municipal market's direction is uncertain. Should the US economy materially weaken into late summer, the

Federal Reserve Board may be forced to ease monetary conditions to a greater extent than financial markets currently expect. The prospect of two or three additional interest rate easings is likely to push fixed-income bond yields, including municipal bonds, lower. However, should the cumulative 300 basis point decline in short-term interest rates by the Federal Reserve Board so far this year, in addition to the economic stimulus expected to be generated by recent Federal tax reform, combine to restore consumer confidence and economic activity, tax-exempt bond yields are unlikely to decline further. However, given the strong technical position of the municipal bond market, the tax-exempt market is likely to continue to outperform its taxable counterpart in the near future.


Fiscal Year in Review

During the fiscal year ended July 31, 2001, Florida's economic activity continued to moderate from the powerful growth of the previous three years as slowing retail sales, manufacturing and foreign trade activity has weighed on overall economic growth. The state's June 2001 seasonally adjusted unemployment rate stood at 4%, though still below the national average of 4.5%. Financial operations continued to be stable, reflecting the better-than- expected economic growth of the past few years, as though an extended slowdown in growth nationwide could negatively impact consumer confidence and thus impact more severely the state's main- stay tourism industry. Florida's fiscal year 2000 closed with $1.3 billion in the combined General and Working Capital Fund, equal to 7% of general revenues, as revenue collections remained in line with budgetary expectations. Florida's continued population growth has brought pressures for more infrastructure and capital spending plans as the expansion of the state's educational systems capacity requires more debt issuance. Nonetheless, debt has remained moderate over a long period and, at approximately $14.9 billion, is currently equal to approximately $1,050 per capita and 3.6% of personal income.

At July 31, 2001 net assets of the Fund stood at approximately $12.4 million, up slightly from $12.1 million at July 31, 2000. As we had discussed in our previous letter to shareholders, we had decided to maintain an aggressive duration position until the US economy and stock markets showed signs of stabilizing and the Federal Reserve Board was approaching the end of its interest rate reduction cycle.

For the fiscal year ended July 31, 2001, Merrill Lynch Florida Limited Maturity Municipal Bond Fund's Class A, Class B, Class C and Class D Shares had total returns of +6.39%, +6.01%, +6.76% and +6.29%, respectively. (Fund results shown do not reflect sales charges and would be lower if sales charges were included. Complete performance information can be found on pages 4 and 5 of this report to shareholders.) Our positioning enhanced performance as we maintained the Fund's duration between 3.4 years and 3.8 years, and interest rates inside 10 years continued to drop as the Federal Reserve Board lowered the Federal Funds rate an additional 125 basis points between February 1, 2001 and July 31, 2001. We have continued to maintain approximately 85% of the Fund's assets in AA or better securities, as rated by one of the major bond rating agencies. We expect to keep the Fund's duration in the 3.7-year range until economic growth shows signs of accelerating and the Federal Reserve Board adjusts its current monetary bias toward a neutral stance.

Should any indications of this shift arise, we would move to reduce the Fund's duration to neutral and increase cash positions immediately.

In Conclusion

We appreciate your interest in Merrill Lynch Florida Limited Maturity Municipal Bond Fund, and we look forward to assisting you with your financial needs in the months and years ahead.



Sincerely,



(Terry K. Glenn)
Terry K. Glenn
President and Trustee



(Vincent R. Giordano)
Vincent R. Giordano
Senior Vice President



(Edward J. Andrews)
Edward J. Andrews
Vice President and Portfolio Manager

September 4, 2001



OFFICERS AND TRUSTEES


Terry K. Glenn, President and Trustee
James H. Bodurtha, Trustee
Herbert I. London, Trustee
Joseph L. May, Trustee
Andre F. Perold, Trustee
Roberta Cooper Ramo, Trustee
Vincent R. Giordano, Senior Vice President
Edward J. Andrews, Vice President
Donald C. Burke, Vice President and Treasurer
Alice A. Pellegrino, Secretary

Custodian
The Bank of New York
90 Washington Street, 12th Floor
New York, NY 10005

Transfer Agent
Financial Data Services, Inc.
4800 Deer Lake Drive East
Jacksonville, FL 32246-6484
(800) 637-3863

Merrill Lynch Florida Limited Maturity Municipal Bond Fund, July 31, 2001


PERFORMANCE DATA

About Fund Performance

Investors are able to purchase shares of the Trust through the Merrill Lynch Select Pricing SM System, which offers four pricing alternatives:

* Class A Shares incur a maximum initial sales charge (front-end load) of 1% and bear no ongoing distribution or account maintenance fees. Class A Shares are available only to eligible investors.

* Class B Shares are subject to a maximum contingent deferred sales charge of 1% if redeemed during the first year, decreasing 1% the next year to 0%. In addition, Class B Shares are subject to a distribution fee of 0.20% and an account maintenance fee of 0.15%. These shares automatically convert to Class D Shares after approximately ten years. (There is no initial sales charge for automatic share conversions.)

* Class C Shares are subject to a distribution fee of 0.20% and an account maintenance fee of 0.15%. In addition, Class C Shares are subject to a 1% contingent deferred sales charge if redeemed within one year of purchase. Class C Shares are available only through the exchange privilege.

* Class D Shares incur a maximum initial sales charge of 1% and an account maintenance fee of 0.10% (but no distribution fee).

None of the past results shown should be considered a representation of future performance. Performance results do not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares. Figures shown in the "Recent Performance Results" and "Average Annual Total Return" tables assume reinvestment of all dividends and capital gains distributions at net asset value on the payable date. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Dividends paid to each class of shares will vary because of the different levels of account maintenance, distribution and transfer agency fees applicable to each class, which are deducted from the income available to be paid to shareholders.


Total Return Based on a $10,000 Investment

A line graph illustrating the growth of a $10,000 investment in Merrill Lynch Florida Limited Maturity Fund++ Class A and Class B Shares* compared to a similar investment in Merrill Lynch U1A0 Index++++. Values illustrated are as follows :

Merrill Lynch Florida Limited  Maturity Fund++
Class A Shares*

Date                        Value

11/26/1993**              $ 9,900.00
July 1994                 $10,011.00
July 1995                 $10,617.00
July 1996                 $10,983.00
July 1997                 $11,554.00
July 1998                 $11,920.00
July 1999                 $12,160.00
July 2000                 $12,469.00
July 2001                 $13,266.00


Merrill Lynch Florida Limited  Maturity Fund++
Class B Shares*

Date                        Value

11/26/1993**              $10,000.00
July 1994                 $10,099.00
July 1995                 $10,662.00
July 1996                 $10,990.00
July 1997                 $11,521.00
July 1998                 $11,844.00
July 1999                 $12,026.00
July 2000                 $12,301.00
July 2001                 $13,040.00


Merrill Lynch U1A0 Index++++

Date                        Value

11/26/1993**              $10,000.00
July 1994                 $10,198.00
July 1995                 $10,714.00
July 1996                 $11,166.00
July 1997                 $11,701.00
July 1998                 $12,210.00
July 1999                 $12,702.00
July 2000                 $13,205.00
July 2001                 $14,110.00


A line graph illustrating the growth of a $10,000 investment in Merrill Lynch Florida Limited Maturity Fund++ Class C and Class D Shares* compared to a similar investment in Merrill Lynch U1A0 Index++++. Values illustrated are as follows :


Merrill Lynch Florida Limited  Maturity Fund++
Class C Shares*

Date                        Value

10/21/1994**              $10,000.00
July 1995                 $10,565.00
July 1996                 $10,827.00
July 1997                 $11,361.00
July 1998                 $11,662.00
July 1999                 $11,858.00
July 2000                 $12,035.00
July 2001                 $12,849.00

Merrill Lynch Florida Limited  Maturity Fund++
Class D Shares*

Date                        Value

10/21/1994**              $ 9,900.00
July 1995                 $10,501.00
July 1996                 $10,853.00
July 1997                 $11,407.00
July 1998                 $11,769.00
July 1999                 $11,981.00
July 2000                 $12,273.00
July 2001                 $13,045.00


Merrill Lynch U1A0 Index++++

Date                        Value

10/21/1994**              $10,000.00
July 1995                 $10,498.00
July 1996                 $10,941.00
July 1997                 $11,466.00
July 1998                 $11,965.00
July 1999                 $12,447.00
July 2000                 $12,939.00
July 2001                 $13,826.00


* Assuming maximum sales charge, transaction costs and other operating expenses, including advisory fees.

**   Commencement of operations.

++ Florida Limited Maturity Fund invests in a portfolio of securities consisting primarily of intermediate-term investment-grade obligations issued by or on behalf of the state of Florida or its political subdivisions, agencies or instrumentalities, and obligations of other qualifying issuers.

++++ This unmanaged Index is comprised of AAA-rated municipal bonds maturing within three years. The starting date for the Index in the Class A and Class B Shares' graph is from 11/30/93 and in the Class C and Class D Shares' graph is from 10/31/94. Past performance is not predictive of future performance.


Average Annual Total Return

                                     % Return Without   % Return With
Class A Shares*                        Sales Charge     Sales Charge**

One Year Ended 6/30/01                     +6.48%          +5.41%
Five Years Ended 6/30/01                   +3.87           +3.67
Inception (11/26/93) through 6/30/01       +3.83           +3.70

*    Maximum sales charge is 1%.

**   Assuming maximum sales charge.

                                        % Return        % Return
Class B Shares*                        Without CDSC    With CDSC**

One Year Ended 6/30/01                     +6.10%         +5.10%
Five Years Ended 6/30/01                   +3.51          +3.51
Inception (11/26/93) through 6/30/01       +3.47          +3.47

* Maximum contingent deferred sales charge is 1% and reduced to 0% after 1 year.

**   Assuming payment of applicable contingent deferred sales charge.


                                        % Return        % Return
Class C Shares*                        Without CDSC    With CDSC**

One Year Ended 6/30/01                     +6.85%         +5.85%
Five Years Ended 6/30/01                   +3.51          +3.51
Inception (10/21/94) through 6/30/01       +3.71          +3.71

* Maximum contingent deferred sales charge is 1% and reduced to 0% after 1 year.

**   Assuming payment of applicable contingent deferred sales charge.


                                     % Return Without   % Return With
Class D Shares*                        Sales Charge     Sales Charge**

One Year Ended 6/30/01                     +6.27%          +5.21%
Five Years Ended 6/30/01                   +3.75           +3.54
Inception (10/21/94) through 6/30/01       +4.10           +3.94

*    Maximum sales charge is 1%.

**   Assuming maximum sales charge.


Recent Performance Results*
                                                                                     Since
                                                    6-Month         12-Month       Inception      Standardized
As of July 31, 2001                               Total Return    Total Return    Total Return    30-day Yield
Florida Limited Maturity Fund Class A Shares         +2.15%          +6.39%          +34.01%         1.86%
Florida Limited Maturity Fund Class B Shares         +1.97           +6.01           +30.40          1.53
Florida Limited Maturity Fund Class C Shares         +2.67           +6.76           +28.48          1.68
Florida Limited Maturity Fund Class D Shares         +2.00           +6.29           +31.75          1.76

* Investment results shown do not reflect sales charges; results would be lower if a sales charge was included. Total investment returns are based on changes in net asset values for the periods shown, and assume reinvestment of all dividends and capital gains distributions at net asset value on the payable date. The since inception periods are from 11/26/93 for Class A & Class B Shares and from 10/21/94 for Class C & Class D Shares.

Merrill Lynch Florida Limited Maturity Municipal Bond Fund, July 31, 2001

SCHEDULE OF INVESTMENTS                                                                                       (in Thousands)

               S&P      Moody's      Face
STATE          Ratings  Ratings     Amount   Issue                                                               Value
Florida         AAA       Aaa      $1,000    Dade County, Florida, GO, Series I, 6.90% due 7/01/2003 (a)        $  1,070
--95.0%         A1+       VMIG1++     300    Dade County, Florida, IDA, Exempt Facilities Revenue
                                              Refunding Bonds (Florida Power and Light Co.), VRDN,
                                              2.75% due 6/01/2021 (f)                                                300
                AA+       Aa2       1,000    Florida State Board of Education, Capital Outlay, GO
                                              (Public Education), Series B, 5.625% due 6/01/2005                   1,076
                AAA       Aaa         500    Florida State Turnpike Authority, Turnpike Revenue
                                              Refunding Bonds (Department of Transportation),
                                              Series A, 5.50% due 7/01/2007 (b)                                      545
                AAA       Aaa         500    Gulf Breeze, Florida, Miami Beach Local Government
                                              Revenue Bonds, Series C, 4.25% due 12/01/2015 (b)                      501
                AAA       Aaa         400    Hillsborough County, Florida, Aviation Authority,
                                              Revenue Refunding Bonds (Tampa International Airport),
                                              AMT, Series A, 5% due 10/01/2005 (a)                                   418
                NR*       VMIG1++     450    Hillsborough County, Florida, IDA, PCR, Refunding (Tampa
                                              Electric Company Project), VRDN, 2.80% due 9/01/2025 (f)               450
                NR*       VMIG1++     400    Jacksonville, Florida, Health Facilities Authority,
                                              Hospital Revenue Refunding Bonds (Genesis Rehabilitation
                                              Hospital), VRDN, 2.80% due 5/01/2021 (f)                               400
                AA-       A1          650    Lakeland, Florida, Electric and Water Revenue Refunding
                                              and Improvement Bonds, Series B, 5.625% due 10/01/2006 (e)             718
                AAA       Aaa         250    Lee County, Florida, Water and Sewer Revenue Bonds,
                                              Series A, 4.10% due 10/01/2008 (a)                                     252
                AAA       Aaa         500    Miami Beach, Florida, Stormwater Revenue Bonds,
                                              4.75% due 9/01/2010 (b)                                                521
                AAA       Aaa         400    North Miami, Florida, Health Facilities Authority, Health
                                              Facility Revenue Refunding Bonds (Bon Secours Health
                                              System Project), 6% due 8/15/2002 (c)(e)                               422
                AAA       Aaa         500    Orange County, Florida, Tourist Development Tax Revenue
                                              Bonds, 5% due 10/01/2009 (a)                                           532
                AA        Aa1         500    Orlando, Florida, Utilities Commission, Water and Electric
                                              Revenue Refunding Bonds, 5.90% due 10/01/2008                          560
                AAA       Aaa         500    Orlando and Orange County, Florida, Expressway Authority,
                                              Expressway Revenue Refunding Bonds, Senior Lien, 5.375%
                                              due 7/01/2009 (a)                                                      527
                AAA       Aaa         500    Palm Bay, Florida, Utility Revenue Bonds (Palm Bay Utility
                                              Corporation Project), Series B, 6.20% due 10/01/2002 (d)(e)            530
                AAA       Aa1         500    Palm Beach County, Florida, GO (Land Acquisition Program),
                                              Series A, 4.10% due 6/01/2009                                          501
                AAA       Aaa         300    Port Orange, Florida, Water and Sewer Revenue Refunding
                                              Bonds, 5% due 10/01/2003 (a)                                           312
                A1+       VMIG1++     200    Saint Lucie County, Florida, PCR, Refunding (Florida Power
                                              and Light Company Project), VRDN, 2.85% due 9/01/2028 (f)              200
                AAA       Aaa         100    Saint Petersburg, Florida, Utility Tax Revenue Bonds,
                                              6.40% due 12/01/2007 (g)                                               115
                AAA       Aaa         800    Sunrise, Florida, Utility System Revenue Bonds, Series A,
                                              5.75% due 10/01/2006 (a)(e)                                            890
                AAA       Aaa         500    Tallahassee, Florida, Energy System Revenue Bonds, Series B,
                                              4% due 10/01/2004 (c)                                                  511
                AAA       Aaa         400    Tampa, Florida, Water and Sewer Revenue Refunding Bonds,
                                              Series A, 6% due 10/01/2002 (b)(e)                                     419
Puerto          A         Baa1        900    Puerto Rico Commonwealth, GO, Refunding,
Rico--7.7%                                    5.30% due 7/01/2004                                                    953

                Total Investments (Cost--$12,285)--102.7%                                                         12,723
                Liabilities in Excess of Other Assets--(2.7%)                                                      (329)
                                                                                                                --------
                Net Assets--100.0%                                                                              $ 12,394
                                                                                                                ========

(a)  AMBAC Insured.

(b)  FGIC Insured.

(c)  FSA Insured.

(d)  MBIA Insured.

(e)  Prerefunded.

(f) The interest rate is subject to change periodically based upon prevailing market rates. The interest rate shown is the rate in effect at July 31, 2001.

(g)  Escrowed to maturity.

*    Not Rated.

++   Highest short-term rating by Moody's Investors Service.

Ratings of issues shown have not been audited by Deloitte &
Touche LLP.

See Notes to Financial Statements.


Portfolio          To simplify the listings of Merrill Lynch Florida Limited
Abbreviations      Maturity Municipal Bond Fund's portfolio holdings in the
                   Schedule of Investments, we have abbreviated the names of
                   many of the securities according to the list at right.

                   AMT    Alternative Minimum Tax (subject to)
                   GO     General Obligation Bonds
                   IDA    Industrial Development Authority
                   PCR    Pollution Control Revenue Bonds
                   VRDN   Variable Rate Demand Notes

STATEMENT OF ASSETS AND LIABILITIES

                  As of July 31, 2001
Assets:           Investments, at value (Cost--$12,284,710)                                                  $12,722,596
                  Cash                                                                                            13,135
                  Receivables:
                    Interest                                                                $   143,957
                    Beneficial interest sold                                                     29,331          173,288
                                                                                            -----------
                  Prepaid registration fees and other assets                                                      20,394
                                                                                                             -----------
                  Total assets                                                                                12,929,413
                                                                                                             -----------


Liabilities:      Payables:
                    Securities purchased                                                        490,155
                    Dividends to shareholders                                                     6,467
                    Investment adviser                                                            3,541
                    Distributor                                                                   2,086          502,249
                                                                                            -----------
                  Accrued expenses                                                                                32,670
                                                                                                             -----------
                  Total liabilities                                                                              534,919
                                                                                                             -----------


Net Assets:       Net assets                                                                                 $12,394,494
                                                                                                             ===========


Net Assets        Class A Shares of beneficial interest, $.10 par value,
Consist of:       unlimited shares authorized                                                                $    31,555
                  Class B Shares of beneficial interest, $.10 par value,
                  unlimited shares authorized                                                                     64,756
                  Class C Shares of beneficial interest, $.10 par value,
                  unlimited shares authorized                                                                        441
                  Class D Shares of beneficial interest, $.10 par value,
                  unlimited shares authorized                                                                     26,347
                  Paid-in capital in excess of par                                                            12,443,810
                  Accumulated realized capital losses on investments--net                                      (610,301)
                  Unrealized appreciation on investments--net                                                    437,886
                                                                                                             -----------
                  Net assets                                                                                 $12,394,494
                                                                                                             ===========


Net Asset         Class A--Based on net assets of $3,177,858 and 315,554
Value:            shares outstanding                                                                         $     10.07
                                                                                                             ===========
                  Class B--Based on net assets of $6,521,428 and 647,560
                  shares outstanding                                                                         $     10.07
                                                                                                             ===========
                  Class C--Based on net assets of $43,942 and 4,407
                  shares outstanding                                                                         $      9.97
                                                                                                             ===========
                  Class D--Based on net assets of $2,651,266 and 263,471
                  shares outstanding                                                                         $     10.06
                                                                                                             ===========

See Notes to Financial Statements.

Merrill Lynch Florida Limited Maturity Municipal Bond Fund, July 31, 2001


STATEMENT OF OPERATIONS

                  For the Year Ended July 31, 2001
Investment        Interest and amortization of premium and discount earned                                   $   591,126
Income:


Expenses:         Professional fees                                                         $    49,474
                  Investment advisory fees                                                       43,777
                  Accounting services                                                            32,453
                  Account maintenance and distribution fees--Class B                             23,371
                  Printing and shareholder reports                                               18,277
                  Registration fees                                                              11,965
                  Trustees' fees and expenses                                                     7,146
                  Pricing fees                                                                    4,165
                  Transfer agent fees--Class B                                                    3,951
                  Account maintenance fees--Class D                                               2,601
                  Custodian fees                                                                  2,504
                  Transfer agent fees--Class A                                                    1,716
                  Transfer agent fees--Class D                                                    1,398
                  Account maintenance and distribution fees--Class C                                 51
                  Transfer agent fees--Class C                                                       26
                  Other                                                                           4,666
                                                                                            -----------
                  Total expenses                                                                                 207,541
                                                                                                             -----------
                  Investment income--net                                                                         383,585
                                                                                                             -----------


Realized &        Realized gain on investments--net                                                               33,328
Unrealized        Change in unrealized appreciation on investments--net                                          326,880
Gain on                                                                                                      -----------
Investments       Net Increase in Net Assets Resulting from Operations--Net:                                 $   743,793
                                                                                                             ===========

See Notes to Financial Statements.

STATEMENTS OF CHANGES IN NET ASSETS

                                                                                                    For the Year
                                                                                                   Ended July 31,
                  Increase (Decrease) in Net Assets:                                            2001             2000
Operations:       Investment income--net                                                    $   383,585      $   440,025
                  Realized gain on investments--net                                              33,328           15,704
                  Change in unrealized appreciation on investments--net                         326,880        (154,484)
                                                                                            -----------      -----------
                  Net increase in net assets resulting from operations                          743,793          301,245
                                                                                            -----------      -----------


Dividends to      Investment income--net:
Shareholders:       Class A                                                                   (104,787)        (127,117)
                    Class B                                                                   (195,117)        (218,881)
                    Class C                                                                     (1,081)          (4,347)
                    Class D                                                                    (82,600)         (89,680)
                                                                                            -----------      -----------
                  Net decrease in net assets resulting from dividends to shareholders         (383,585)        (440,025)
                                                                                            -----------      -----------


Beneficial        Net decrease in net assets derived from beneficial
Interest          interest transactions                                                        (94,211)      (2,160,939)
Transactions:                                                                               -----------      -----------


Net Assets:       Total increase (decrease) in net assets                                       265,997      (2,299,719)
                  Beginning of year                                                          12,128,497       14,428,216
                                                                                            -----------      -----------
                  End of year                                                               $12,394,494      $12,128,497
                                                                                            ===========      ===========

See Notes to Financial Statements.

Merrill Lynch Florida Limited Maturity Municipal Bond Fund, July 31, 2001

FINANCIAL HIGHLIGHTS

The following per share data and ratios
have been derived from information provided
in the financial statements.                                                          Class A
                                                                            For the Year Ended July 31,
Increase (Decrease) in Net Asset Value:                        2001        2000         1999          1998        1997
Per Share      Net asset value, beginning of year           $    9.78   $    9.87    $   10.00    $   10.07    $    9.96
Operating                                                   ---------   ---------    ---------    ---------    ---------
Performance:   Investment income--net                             .33         .33          .33          .38          .40
               Realized and unrealized gain (loss)
               on investments--net                                .29       (.09)        (.13)        (.07)          .11
                                                            ---------   ---------    ---------    ---------    ---------
               Total from investment operations                   .62         .24          .20          .31          .51
                                                            ---------   ---------    ---------    ---------    ---------
               Less dividends from investment income--net       (.33)       (.33)        (.33)        (.38)        (.40)
                                                            ---------   ---------    ---------    ---------    ---------
               Net asset value, end of year                 $   10.07   $    9.78    $    9.87    $   10.00    $   10.07
                                                            =========   =========    =========    =========    =========


Total          Based on net asset value per share               6.39%       2.54%        2.01%        3.17%        5.20%
Investment                                                  =========   =========    =========    =========    =========
Return:*


Ratios to      Expenses                                         1.45%       1.49%        1.48%        1.19%        1.09%
Average                                                     =========   =========    =========    =========    =========
Net Assets:    Investment income--net                           3.28%       3.43%        3.31%        3.81%        3.98%
                                                            =========   =========    =========    =========    =========


Supplemental   Net assets, end of year (in thousands)       $   3,178   $   3,188    $   4,055    $   5,331    $   6,376
Data:                                                       =========   =========    =========    =========    =========
               Portfolio turnover                              20.95%      29.34%       18.60%       39.52%       35.67%
                                                            =========   =========    =========    =========    =========


The following per share data and ratios
have been derived from information provided
in the financial statements.                                                          Class B
                                                                            For the Year Ended July 31,
Increase (Decrease) in Net Asset Value:                        2001        2000         1999          1998        1997
Per Share      Net asset value, beginning of year           $    9.78   $    9.86    $   10.00    $   10.07    $    9.96
Operating                                                   ---------   ---------    ---------    ---------    ---------
Performance:   Investment income--net                             .29         .30          .30          .35          .36
               Realized and unrealized gain (loss)
               on investments--net                                .29       (.08)        (.14)        (.07)          .11
                                                            ---------   ---------    ---------    ---------    ---------
               Total from investment operations                   .58         .22          .16          .28          .47
                                                            ---------   ---------    ---------    ---------    ---------
               Less dividends from investment income--net       (.29)       (.30)        (.30)        (.35)        (.36)
                                                            ---------   ---------    ---------    ---------    ---------
               Net asset value, end of year                 $   10.07   $    9.78    $    9.86    $   10.00    $   10.07
                                                            =========   =========    =========    =========    =========


Total          Based on net asset value per share               6.01%       2.29%        1.54%        2.80%        4.83%
Investment                                                  =========   =========    =========    =========    =========
Return:*


Ratios to      Expenses                                         1.80%       1.84%        1.84%        1.54%        1.45%
Average                                                     =========   =========    =========    =========    =========
Net Assets:    Investment income--net                           2.92%       3.07%        2.95%        3.46%        3.63%
                                                            =========   =========    =========    =========    =========


Supplemental   Net assets, end of year (in thousands)       $   6,521   $   6,437    $   7,787    $   8,014    $  11,461
Data:                                                       =========   =========    =========    =========    =========
               Portfolio turnover                              20.95%      29.34%       18.60%       39.52%       35.67%
                                                            =========   =========    =========    =========    =========

The following per share data and ratios
have been derived from information provided
in the financial statements.                                                          Class C
                                                                            For the Year Ended July 31,
Increase (Decrease) in Net Asset Value:                        2001        2000         1999          1998        1997
Per Share      Net asset value, beginning of year           $    9.63   $    9.80    $    9.93    $   10.00    $    9.90
Operating                                                   ---------   ---------    ---------    ---------    ---------
Performance:   Investment income--net                             .30         .31          .30          .33          .38
               Realized and unrealized gain (loss)
               on investments--net                                .34       (.17)        (.13)        (.07)          .10
                                                            ---------   ---------    ---------    ---------    ---------
               Total from investment operations                   .64         .14          .17          .26          .48
                                                            ---------   ---------    ---------    ---------    ---------
               Less dividends from investment income--net       (.30)       (.31)        (.30)        (.33)        (.38)
                                                            ---------   ---------    ---------    ---------    ---------
               Net asset value, end of year                 $    9.97   $    9.63    $    9.80    $    9.93    $   10.00
                                                            =========   =========    =========    =========    =========


Total          Based on net asset value per share               6.76%       1.49%        1.68%        2.65%        4.93%
Investment                                                  =========   =========    =========    =========    =========
Return:*


Ratios to      Expenses                                         1.59%       1.61%        1.66%        1.29%        1.26%
Average                                                     =========   =========    =========    =========    =========
Net Assets:    Investment income--net                           3.17%       3.33%        3.06%        3.78%        3.83%
                                                            =========   =========    =========    =========    =========


Supplemental   Net assets, end of year (in thousands)       $      44   $      15    $      64    $       1    $      60
Data:                                                       =========   =========    =========    =========    =========
               Portfolio turnover                              20.95%      29.34%       18.60%       39.52%       35.67%
                                                            =========   =========    =========    =========    =========


The following per share data and ratios
have been derived from information provided
in the financial statements.                                                          Class D
                                                                            For the Year Ended July 31,
Increase (Decrease) in Net Asset Value:                        2001        2000         1999          1998        1997
Per Share      Net asset value, beginning of year           $    9.77   $    9.86    $   10.00    $   10.06    $    9.95
Operating                                                   ---------   ---------    ---------    ---------    ---------
Performance:   Investment income--net                             .32         .32          .32          .37          .39
               Realized and unrealized gain (loss)
               on investments--net                                .29       (.09)        (.14)        (.06)          .11
                                                            ---------   ---------    ---------    ---------    ---------
               Total from investment operations                   .61         .23          .18          .31          .50
                                                            ---------   ---------    ---------    ---------    ---------
               Less dividends from investment income--net       (.32)       (.32)        (.32)        (.37)        (.39)
                                                            ---------   ---------    ---------    ---------    ---------
               Net asset value, end of year                 $   10.06   $    9.77    $    9.86    $   10.00    $   10.06
                                                            =========   =========    =========    =========    =========


Total          Based on net asset value per share               6.29%       2.44%        1.80%        3.17%        5.10%
Investment                                                  =========   =========    =========    =========    =========
Return:*


Ratios to      Expenses                                         1.55%       1.58%        1.57%        1.29%        1.19%
Average                                                     =========   =========    =========    =========    =========
Net Assets:    Investment income--net                           3.18%       3.34%        3.21%        3.71%        3.88%
                                                            =========   =========    =========    =========    =========


Supplemental   Net assets, end of year (in thousands)       $   2,651   $   2,488    $   2,522    $   5,362    $   7,733
                                                            =========   =========    =========    =========    =========
Data:          Portfolio turnover                              20.95%      29.34%       18.60%       39.52%       35.67%
                                                            =========   =========    =========    =========    =========


*    Total investment returns exclude the effects of sales charges.

See Notes to Financial Statements.

Merrill Lynch Florida Limited Maturity Municipal Bond Fund, July 31, 2001


NOTES TO FINANCIAL STATEMENTS

1. Significant Accounting Policies:

Merrill Lynch Multi-State Limited Maturity Municipal Series Trust (the "Trust") is registered under the Investment Company Act of 1940 as a non-diversified, open-end management investment company consisting of one series: Merrill Lynch Florida Limited Maturity Municipal Bond Fund (the "Fund"). The Fund's financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which may require the use of management accruals and estimates. The Trust offers four classes of shares under the Merrill Lynch Select Pricing SM System. Shares of Class A and Class D are sold with a front-end sales charge. Shares of Class B and Class C may be subject to a contingent deferred sales charge. All classes of shares have identical voting, dividend, liquidation and other rights and the same terms and conditions, except that Class B, Class C and Class D Shares bear certain expenses related to the account maintenance of such shares, and Class B and Class C Shares also bear certain expenses related to the distribution of such shares. Each class has exclusive voting rights with respect to matters relating to its account maintenance and distribution expenditures. The following is a summary of significant accounting policies followed by the Trust.

(a) Valuation of investments--Municipal bonds and other portfolio securities in which the Fund invests are traded primarily in the over-the-counter municipal bond and money markets and are valued at the last available bid price in the over-the-counter market or on the basis of yield equivalents as obtained from one or more dealers that make markets in the securities. Financial futures contracts and options thereon, which are traded on exchanges, are valued at their settlement prices as of the close of such exchanges. Short-term investments with remaining maturities of sixty days or less are valued at amortized cost, which approximates market value. Securities and assets for which market quotations are not readily available are valued at fair value as determined in good faith by or under the direction of the Board of Trustees of the Trust, including valuations furnished by a pricing service retained by the Trust, which may utilize a matrix system for valuations. The procedures of the pricing service and its valuations are reviewed by the officers of the Trust under the general supervision of the Trustees.

(b) Derivative financial instruments--The Fund may engage in various portfolio investment strategies to increase or decrease the level of risk to which the Fund is exposed more quickly and efficiently than transactions in other types of instruments. Losses may arise due to changes in the value of the contract or if the counterparty does not perform under the contract.

* Financial futures contracts--The Fund may purchase or sell financial futures contracts and options on such futures contracts for the purpose of hedging the market risk on existing securities or the intended purchase of securities. Futures contracts are contracts for delayed delivery of securities at a specific future date and at a specific price or yield. Upon entering into a contract, the Fund deposits and maintains as collateral such initial margin as required by the exchange on which the transaction is effected. Pursuant to the contract, the Fund agrees to receive from or pay to the broker an amount of cash equal to the daily fluctuation in value of the contract. Such receipts or payments are known as variation margin and are recorded by the Fund as unrealized gains or losses. When the contract is closed, the Fund records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

(c) Income taxes--It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders. Therefore, no Federal income tax provision is required.

(d) Security transactions and investment income--Security transactions are recorded on the dates the transactions are entered into (the trade dates). Realized gains and losses on security transactions are determined on the identified cost basis. Interest income is recognized on the accrual basis. The Fund will adopt the provisions to amortize all premiums and discounts on debt securities effective August 1, 2001, as now required under the new AICPA Audit and Accounting Guide for Investment Companies. The cumulative effect of this accounting change will have no impact on the total net assets of the Fund, but will result in a $20,721 increase to the cost of securities and a corresponding $20,721 decrease to net unrealized appreciation, based on debt securities held as of July 31, 2001.

(e) Prepaid registration fees--Prepaid registration fees are charged to expense as the related shares are issued.

(f) Dividends and distributions--Dividends from net investment income are declared daily and paid monthly. Distributions of capital gains are recorded on the ex-dividend dates.


2. Investment Advisory Agreement and Transactions with Affiliates: The Trust has entered into an Investment Advisory Agreement with Fund Asset Management, L.P. ("FAM"). The general partner of FAM is Princeton Services, Inc. ("PSI"), an indirect, wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("ML & Co."), which is the limited partner. The Trust has also entered into Distribution Agreements and Distribution Plans with FAM Distributors, Inc. ("FAMD" or the "Distributor"), which is a wholly-owned subsidiary of Merrill Lynch Group, Inc.

FAM is responsible for the management of the Fund's portfolio and provides the necessary personnel, facilities, equipment and certain other services necessary to the operations of the Fund. For such services, the Fund pays a monthly fee at the annual rate of .35% of the Fund's average daily net assets.

Pursuant to the Distribution Plans adopted by the Trust in accordance with Rule 12b-1 under the Investment Company Act of 1940, the Fund pays the Distributor ongoing account maintenance and distribution fees. The fees are accrued daily and paid monthly at annual rates based upon the average daily net assets of the shares as follows:

                                      Account
                                    Maintenance       Distribution
                                        Fee               Fee

Class B                                .15%                .20%
Class C                                .15%                .20%
Class D                                .10%                 --


Pursuant to a sub-agreement with the Distributor, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a subsidiary of ML & Co., also provides account maintenance and distribution services to the Trust. The ongoing account maintenance fee compensates the Distributor and MLPF&S for providing account maintenance services to Class B, Class C and Class D shareholders. The ongoing distribution fee compensates the Distributor and MLPF&S for providing shareholder and distribution-related services to Class B and Class C shareholders.

For the year ended July 31, 2001, FAMD earned underwriting discounts and MLPF&S earned dealer concessions on sales of the Fund's Class D Shares as follows:

                                      FAMD              MLPF&S

Class D                                $2                $47


MLPF&S received contingent deferred sales charges relating to transactions in Class B Shares of $5,230.

Financial Data Services, Inc. ("FDS"), a wholly-owned subsidiary of ML & Co., is the Trust's transfer agent.

Prior to January 1, 2001, FAM provided accounting services to the Fund at its cost and the Fund reimbursed FAM for these services. FAM continues to provide certain accounting services to the Fund. The Fund reimburses FAM at its cost for such services. For the year ended July 31, 2001, the Fund reimbursed FAM an aggregate of $8,272 for the above-described services. The Fund entered into an agreement with State Street Bank and Trust Company ("State Street"), effective January 1, 2001, pursuant to which State Street provides certain accounting services to the Fund. The Fund pays a fee for these services.

Certain officers and/or trustees of the Trust are officers and/or directors of FAM, PSI, FAMD, FDS, and/or ML & Co.


3. Investments:

Purchases and sales of investments, excluding short-term securities, for the year ended July 31, 2001 were $2,550,292 and $4,029,882, respectively.

Net realized gains for the year ended July 31, 2001 and net unrealized gains as of July 31, 2001 were as follows:


                                     Realized         Unrealized
                                      Gains             Gains

Long-term investments               $  33,328        $  437,886
                                    ---------        ----------
Total                               $  33,328        $  437,886
                                    =========        ==========

As of July 31, 2001, net unrealized appreciation for Federal income tax purposes aggregated $437,886, all of which related to appreciated securities. The aggregate cost of investments at July 31, 2001 for Federal income tax purposes was $12,284,710.


4. Beneficial Interest Transactions:

Net decrease in net assets derived from beneficial interest transactions was $94,211 and $2,160,939 for the years ended July 31, 2001 and July 31, 2000, respectively.

Transactions in shares of beneficial interest for each class were as follows:

Class A Shares for the Year                            Dollar
Ended July 31, 2001                   Shares           Amount

Shares sold                             7,231       $    72,490
Shares issued to shareholders
in reinvestment of dividends            1,593            15,807
                                    ---------       -----------
Total issued                            8,824            88,297
Shares redeemed                      (19,214)         (191,658)
                                    ---------       -----------
Net decrease                         (10,390)       $ (103,361)
                                    =========       ===========

Merrill Lynch Florida Limited Maturity Municipal Bond Fund, July 31, 2001


NOTES TO FINANCIAL STATEMENTS (concluded)


Class A Shares for the Year                            Dollar
Ended July 31, 2000                   Shares           Amount

Shares sold                            22,107       $   216,101
Shares issued to shareholders
in reinvestment of dividends            2,137            20,798
                                    ---------       -----------
Total issued                           24,244           236,899
Shares redeemed                     (109,371)       (1,064,787)
                                    ---------       -----------
Net decrease                         (85,127)       $ (827,888)
                                    =========       ===========




Class B Shares for the Year                            Dollar
Ended July 31, 2001                   Shares           Amount

Shares sold                           189,213       $ 1,881,337
Shares issued to shareholders
in reinvestment of dividends            8,590            85,296
                                    ---------       -----------
Total issued                          197,803         1,966,633
Automatic conversion of shares        (9,841)          (96,399)
Shares redeemed                     (198,479)       (1,974,047)
                                    ---------       -----------
Net decrease                         (10,517)       $ (103,813)
                                    =========       ===========



Class B Shares for the Year                            Dollar
Ended July 31, 2000                   Shares           Amount

Shares sold                           107,553       $ 1,047,476
Shares issued to shareholders
in reinvestment of dividends           10,470           101,941
                                    ---------       -----------
Total issued                          118,023         1,149,417
Shares redeemed                     (249,274)       (2,427,180)
                                    ---------       -----------
Net decrease                        (131,251)       $(1,277,763)
                                    =========       ===========




Class C Shares for the Year                            Dollar
Ended July 31, 2001                   Shares           Amount

Shares sold                            23,727       $   232,195
Shares issued to shareholders
in reinvestment of dividends               46               444
                                    ---------       -----------
Total issued                           23,773           232,639
Shares redeemed                      (20,883)         (206,106)
                                    ---------       -----------
Net increase                            2,890       $    26,533
                                    =========       ===========



Class C Shares for the Year                            Dollar
Ended July 31, 2000                   Shares           Amount

Shares sold                            46,401       $   447,792
Shares issued to shareholders
in reinvestment of dividends              135             1,306
                                    ---------       -----------
Total issued                           46,536           449,098
Shares redeemed                      (51,525)         (496,979)
                                    ---------       -----------
Net decrease                          (4,989)       $  (47,881)
                                    =========       ===========

Class D Shares for the Year                            Dollar
Ended July 31, 2001                   Shares           Amount

Shares sold                            16,067       $   158,742
Automatic conversion of shares          9,846            96,399
Shares issued to shareholders
in reinvestment of dividends            2,577            25,588
                                    ---------       -----------
Total issued                           28,490           280,729
Shares redeemed                      (19,553)         (194,299)
                                    ---------       -----------
Net increase                            8,937       $    86,430
                                    =========       ===========



Class D Shares for the Year                            Dollar
Ended July 31, 2000                   Shares           Amount

Shares sold                           187,487       $ 1,824,528
Shares issued to shareholders
in reinvestment of dividends            2,345            22,809
                                    ---------       -----------
Total issued                          189,832         1,847,337
Shares redeemed                     (191,161)       (1,854,744)
                                    ---------       -----------
Net decrease                          (1,329)       $   (7,407)
                                    =========       ===========


5. Short-Term Borrowings:

On December 1, 2000, the Fund, along with certain other funds managed by FAM and its affiliates, renewed and amended a $1,000,000,000 credit agreement with Bank One, N.A. and certain other lenders. The Fund may borrow under the credit agreement to fund shareholder redemptions and for other lawful purposes other than for leverage. The Fund may borrow up to the maximum amount allowable under the Fund's current prospectus and statement of additional information, subject to various other legal, regulatory or contractual limits. The Fund pays a commitment fee of .09% per annum based on the Fund's pro rata share of the unused portion of the facility. Amounts borrowed under the facility bear interest at a rate equal to, at each fund's election, the Federal Funds rate plus .50% or a base rate as determined by Bank One, N.A. The Fund did not borrow under the facility during the year ended July 31, 2001.


6. Capital Loss Carryforward:

At July 31, 2001, the Fund had a net capital loss carryforward of approximately $589,000, of which $390,000 expires in 2003 and $199,000 expires in 2004. This amount will be available to offset like amounts of any future taxable gains.

INDEPENDENT AUDITORS' REPORT


The Board of Trustees and Shareholders, Merrill Lynch Multi-State Limited Maturity Municipal Series Trust:

We have audited the accompanying statements of assets and liabilities, including the schedule of investments, of Florida Limited Maturity Municipal Bond Fund of the Merrill Lynch Multi- State Limited Maturity Municipal Series Trust (the "Trust") as of July 31, 2001, the related statements of operations for the year then ended and changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years presented. These financial statements and the financial highlights are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements and the financial highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned at July 31, 2001 by correspondence with the custodian and broker; where a reply was not received from the broker, we performed other auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements and financial highlights present fairly, in all material respects, the financial position of Florida Limited Maturity Municipal Bond Fund of the Merrill Lynch Multi-State Limited Maturity Municipal Series Trust as of July 31, 2001, the results of its operations, the changes in its net assets, and the financial highlights for the respective stated periods in conformity with accounting principles generally accepted in the United States of America.


Deloitte & Touche LLP
New York, New York
September 10, 2001
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IMPORTANT TAX INFORMATION (unaudited)


All of the net investment income distributions paid monthly by Merrill Lynch Florida Limited Maturity Municipal Bond Fund during its taxable year ended July 31, 2001 qualify as tax-exempt interest dividends for Federal income tax purposes.

Please retain this information for your records.